Exhibit 99.1

Alico, Inc. Announces Financial Results for the Fiscal Quarter Ended December 31, 2022

Fort Myers, FL, February 6, 2023 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the fiscal quarter ended December 31, 2022, the highlights of which are as follows:

•
Company reports net loss attributable to Alico, Inc. common stockholders of $3.2 million and EBITDA of $0.9 million for fiscal quarter. After adjusting for certain non-recurring items, Company reports adjusted net loss attributable to Alico, Inc. common stockholders of $6.3 million and Adjusted EBITDA of ($3.4) million.
•
During the fiscal quarter ended December 31, 2022, the Company sold approximately 609 acres of the Alico Ranch to several third parties for approximately $3.3 million.
•
Overall box production for the Early and Mid-Season crop will be lower than prior year production, as we accelerated the harvest due to increased rate of fruit drop as a result of Hurricane Ian.
•
Company has continued Balance Sheet strength, with working capital of $27.3 million.

Results of Operations

For the first fiscal quarter ended December 31, 2022, the Company reported net loss attributable to Alico common stockholders of approximately $3.2 million, compared to net income attributable to Alico common stockholders of approximately $10.1 million for the fiscal quarter ended December 31, 2021. For the fiscal quarter ended December 31, 2022, the Company had earnings of ($0.41) per diluted common share, compared to earnings of $1.34 per diluted common share for the fiscal quarter ended December 31, 2021. This was primarily due to (i) an increase in the cost of sales resulting from higher fertilizer, chemical and fuel costs incurred, as well as from a larger percentage of costs being allocated to the cost of sales in the three months ended December 31, 2022 because of the decrease in the Early and Mid-Season fruit production due to the impact of Hurricane Ian; and (ii) the timing of the gains on sale of real estate, property and equipment and assets held for sale.

For the fiscal quarter ended December 31, 2022, the Company earned EBITDA of $0.9 million, compared to $11.6 million for the fiscal quarter ended December 31, 2021. Adjusted EBITDA for the quarters ended December 31, 2022 and December 31, 2021 was approximately ($3.4) million and $2.4 million, respectively.

When both periods are adjusted for certain non-recurring items, including gains on sale of real estate and Federal relief proceeds from the 2017 storm Hurricane Irma, the Company had an adjusted net loss of $0.84 per diluted common share for the fiscal quarter ended December 31, 2022, compared to an adjusted net loss of $0.24 per diluted common share for the fiscal quarter ended December 31, 2021.

These financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended December 31,
	2022	2021	Change

Net (loss) income attributable to Alico, Inc. common stockholders	$(3,150)	$10,131	$(13,281)	(131.1)%
Earnings per diluted common share	$(0.41)	$1.34	$(1.75)	(130.6)%
EBITDA (1)	$865	$11,568	$(10,703)	(92.5)%
Adjusted EBITDA (1)	$(3,441)	$2,371	$(5,812)	NM
Net cash used in operating activities	$(9,665)	$(9,608)	$(57)	0.6%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures presented in this release to their most directly comparable GAAP measures.

NM - Not Meaningful

Alico Citrus Division Results

Citrus production for the three months ended December 31, 2022 and 2021 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended
	December 31,		Change
	2022	2021	Unit	%
Boxes Harvested:
Early and Mid-Season	805	827	(22)	(2.7)%
Total Processed	805	827	(22)	(2.7)%
Fresh Fruit	36	69	(33)	(47.8)%
Total	841	896	(55)	(6.1)%

Pound Solids Produced:
Early and Mid-Season	3,737	4,021	(284)	(7.1)%
Total	3,737	4,021	(284)	(7.1)%

Pound Solids per Box
Early and Mid-Season	4.64	4.86	(0.22)	(4.5)%

Price per Pound Solids:
Early and Mid-Season	$2.57	$2.58	$(0.01)	(0.4)%

For the three months ended December 31, 2022, Alico Citrus harvested approximately 0.8 million boxes of fruit, a decrease of approximately 6.1% from the first quarter of the prior fiscal quarter. The decrease in revenue for the three months ended December 31, 2022, compared to the three months ended December 31, 2021, was primarily due to a decrease in grove management services and a decrease in revenue generated from the Early and Mid-Season harvest. The Company will complete the harvesting earlier in the current fiscal year, as compared to the prior fiscal year, for its Early and Mid-Season fruit and will recognize an overall decrease in the number of boxes harvested and revenues generated from the Early and Mid-Season fruit for the 2023 harvest, as compared to the 2022 harvest, due to the increased rate of fruit drop due to the impact of Hurricane Ian. The Company’s average realized/blended price per pound solids remained relatively flat, as compared to the first quarter of the prior fiscal year. The Company anticipates market prices in the 2022/2023 harvest season to be consistent with this past season’s market prices largely due to low levels of inventory stocks at the juice processors and a tighter global supply for oranges.

Land Management and Other Operations Division Results

Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division decreased for the three months ended December 31, 2022 by $0.3 million, compared to the three months ended December 31, 2021. This decrease was primarily driven by timing of the revenues related to mining operations, as well as a reduction in the leased acreage relating to grazing and hunting leases, due to the sale of certain acres which were previously included under these lease arrangements, thus resulting in fewer acres now being leased under these grazing and hunting leases.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “As we start fiscal year 2023, the Company continues to maintain a strong balance sheet, which will enable the company to navigate through the lingering impacts of Hurricane Ian on our 2023 harvest season. As a reminder, at the end of September 2022, Hurricane Ian struck southwestern Florida with 150 mph winds. The slow-moving storm moved across the state and caused substantial fruit drop at the majority of our groves. For fiscal year 2023, we will see lower levels of revenue because we have less fruit available to sell. Based upon our prior experiences with storms of this nature, we anticipate it may take up to two full seasons, or more, for our groves to recover to pre-hurricane production levels. The Early and Mid-Season harvest ended earlier with lower production volume than in the prior year due to the increased rate of fruit drop as a result of Hurricane Ian. We will start the Valencia harvest in mid-February. We maintain crop insurance and are working closely with our insurers and adjusters to determine the amount of insurance recovery we may be entitled to, if any, which is measured at the completion of each harvest.

“Although a small number of our groves were exposed to freezing temperatures in late December 2022 and early January 2023, based upon the limited duration at those freezing temperatures, our freeze protection protocols, and our highly dedicated staff, our groves were able to avoid any meaningful impact from those freezing temperatures.

“The federal government passed into law the Consolidated Appropriations Act in December 2022. As part of that Act, there are funds earmarked for disaster relief; however, the mechanism and funding of Hurricane Ian relief remains unclear, and if available, the extent to which the Company will be eligible. The Company is currently working with Florida Citrus Mutual, the industry trade group, and government agencies on the federal relief programs available under the Act. The Company intends to take advantage of such programs if and when they become available.”

Mr. Kiernan continued, “The Company has completed several sales of ranch land during the first fiscal quarter ended December 31, 2022 and has closed on a sale of another 200 acres of ranch land in January 2023. We continue to engage with interested third parties on certain parcels of the ranch and at prices we continue to believe are competitive.”

Other Corporate Financial Information

General and administrative expense for the three months ended December 31, 2022 was approximately $2.5 million, compared to approximately $2.6 million for the three months ended December 31, 2021. The decrease was primarily due to a reduction in expenses related to the Company-sponsored incentive for employees to obtain the COVID-19 vaccine during the three months ended December 31, 2022 of approximately $0.1 million, as compared to the same period in the prior year. In addition, the Company realized a reduction in stock compensation expense based upon a reduction in restricted stock awarded to certain executives, senior managers and employees and a reduction in other administrative costs. Partially offsetting these decreases was an increase in professional fees.

Other income, net for the three months ended December 31, 2022 and 2021, was approximately $2.0 million and $7.6 million, respectively. The decrease to other income, net, is primarily due to the timing of the gains on sale of real estate, property and equipment and assets held for sale. During the quarter ended December 31, 2022, the Company sold approximately 609 acres, in the aggregate, from the Alico Ranch to several third parties and recognized gains of approximately $3.2 million. By comparison, for the three months ended December 31, 2021, the Company sold, in the aggregate, approximately 1,900 acres from the Alico Ranch to several third parties and recognized gains of approximately $8.4 million relating to the sale of real estate, property and equipment and assets held for sale. In addition, the Company recognized an increase in interest expense of approximately $0.2 million for the three months ended December 31, 2022, as compared to the three months ended December 31, 2021, as a result of an increase in the overall interest rates on its variable rate term debt and WCLC, as well as additional borrowings under the WCLC as of December 31, 2022, as compared to December 31, 2021.

Dividend

On January 13, 2023 the Company paid a first quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of December 30, 2022.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•
The Company’s working capital was approximately $27.3 million at December 31, 2022, representing a 3.67 to 1.00 ratio.
•
The Company maintains a solid debt-to-equity ratio. At December 31, 2022, September 30, 2022, and September 30, 2021, the ratios were 0.51 to 1.00, 0.45 to 1.00, and 0.50 to 1.00, respectively.

As of December 31, 2022 and 2021, the Company had long-term debt, including lines of credit, net of cash and cash equivalents, of approximately $124.7 million and $134.5 million, respectively. The Company, as of December 31, 2022, had approximately $75.7 million of availability under its two lines of credit.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These forward-looking statements are based on Alico’s current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; climate change; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products, and that may result in impairment expense such as the freeze in the last week of January 2022 or Hurricane Ian in the last week of September 2022; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy, including, but not limited to, changes due in part to the deadly conflict in Ukraine; changes in interest rates; availability of refinancing; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; ability to make strategic acquisitions or divestitures; our ability to maintain effective internal control over financial reporting; the impact of, and costs related to, any investigations, legal or administrative actions that may result from the restatements described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; ability to retain executive officers and to replace departed executive officers; ability to replace the Company’s primary third party grove management customer and even further expand the third party grove management program; ability to complete and implement land use planning activities, including adding to entitlements applicable to owned real estate; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in land values, agricultural or otherwise; the extent to which real estate value appreciates; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets, including without limitation related legislative and regulatory initiatives; availability of and access to governmental loans and incentives; availability of and access to governmental relief programs, particularly those that can be accessed with respect to the impact of Hurricane Ian; settlement of insurance claims; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent decreased dividend amounts, is continued or whether the Company’s performance supports the ability to return to the previously increased level of dividends; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions designed to consummate such expressed desire; political changes and economic crises; ability to implement ESG initiatives; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; and changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; and soil conditions, harvest yields, prices for commodities, and crop production expenses. Other risks and uncertainties include those that are described in Alico’s SEC filings, including those Risk Factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as such factors may be updated from time to time in subsequent filings with the SEC, which are available on the SEC’s website at http://www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release, and Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(239) 226-2060

InvestorRelations@alicoinc.com

Perry Del Vecchio

Chief Financial Officer

(239) 226-2000

pdelvecchio@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,	September 30,
	2022	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$269	$865
Accounts receivable, net	4,369	324
Inventories	28,998	27,682
Income tax receivable	2,199	1,116
Assets held for sale	174	205
Prepaid expenses and other current assets	1,546	1,424
Total current assets	37,555	31,616
Property and equipment, net	370,095	372,479
Goodwill	2,246	2,246
Other non-current assets	3,094	2,914
Total assets	$412,990	$409,255

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,951	$3,366
Accrued liabilities	3,306	9,062
Long-term debt, current portion	3,035	3,035
Other current liabilities	933	1,062
Total current liabilities	10,225	16,525
Long-term debt:
Principal amount, net of current portion	102,902	103,661
Less: deferred financing costs, net	(716)	(748)
Long-term debt less current portion and deferred financing costs, net	102,186	102,913
Lines of credit	19,045	4,928
Deferred income tax liabilities, net	35,589	35,589
Other liabilities	341	435
Total liabilities	167,386	160,390
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,592,937 and 7,586,995 shares outstanding at December 31, 2022 and September 30, 2022, respectively	8,416	8,416
Additional paid in capital	19,943	19,784
Treasury stock, at cost, 823,208 and 829,150 shares held at December 31, 2022 and September 30, 2022, respectively	(27,802)	(27,948)
Retained earnings	239,960	243,490
Total Alico stockholders' equity	240,517	243,742
Noncontrolling interest	5,087	5,123
Total stockholders' equity	245,604	248,865
Total liabilities and stockholders' equity	$412,990	$409,255

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2022	2021
Operating revenues:
Alico Citrus	$10,268	$14,748
Land Management and Other Operations	320	589
Total operating revenues	10,588	15,337
Operating expenses:
Alico Citrus	14,295	13,386
Land Management and Other Operations	94	140
Total operating expenses	14,389	13,526
Gross (loss) profit	(3,801)	1,811
General and administrative expenses	2,509	2,584
Loss from operations	(6,310)	(773)
Other income (expense), net:
Interest expense	(1,148)	(901)
Gain on sale of real estate, property and equipment and assets held for sale	3,189	8,445
Other income, net	—	9
Total other income, net	2,041	7,553
(Loss) income before income taxes	(4,269)	6,780
Income tax benefit	(1,083)	(3,300)
Net (loss) income	(3,186)	10,080
Net loss attributable to noncontrolling interests	36	51
Net (loss) income attributable to Alico, Inc. common stockholders	$(3,150)	$10,131
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$(0.41)	$1.34
Diluted	$(0.41)	$1.34
Weighted-average number of common shares outstanding:
Basic	7,593	7,535
Diluted	7,593	7,542

Cash dividends declared per common share	$0.05	$0.50

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended December 31,
	2022	2021
Net cash used in operating activities:
Net (loss) income	$(3,186)	$10,080
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation, depletion and amortization	3,950	3,836
Debt issue costs expense	36	43
Gain on sale of real estate, property and equipment and assets held for sale	(3,189)	(8,445)
Loss on disposal of long-lived assets	1,915	137
Deferred income tax benefit	—	(4,876)
Stock-based compensation expense	305	375
Other	8	—
Changes in operating assets and liabilities:
Accounts receivable	(4,045)	(2,796)
Inventories	(1,316)	(2,573)
Prepaid expenses	(122)	(418)
Income tax receivable	(1,083)	1,576
Other assets	108	117
Accounts payable and accrued liabilities	(2,822)	(6,328)
Other liabilities	(224)	(336)
Net cash used in operating activities	(9,665)	(9,608)

Cash flows from investing activities:
Purchases of property and equipment	(3,453)	(4,193)
Acquisition of citrus groves	(29)	(136)
Net proceeds from sale of real estate, property and equipment and assets held for sale	3,287	8,604
Change in deposits on purchase of citrus trees	(301)	(196)
Net cash (used in) provided by investing activities	(496)	4,079

Cash flows from financing activities:
Repayments on revolving lines of credit	(8,902)	(16,319)
Borrowings on revolving lines of credit	23,019	25,696
Principal payments on term loans	(759)	(1,072)
Exercise of stock options	—	170
Dividends paid	(3,793)	(3,763)
Net cash provided by financing activities	9,565	4,712

Net decrease in cash and cash equivalents and restricted cash	(596)	(817)
Cash and cash equivalents and restricted cash at beginning of the period	865	886

Cash and cash equivalents and restricted cash at end of the period	$269	$69

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended December 31,
	2022	2021

Net (loss) income attributable to common stockholders	$(3,150)	$10,131
Interest expense	1,148	901
Income tax benefit	(1,083)	(3,300)
Depreciation, depletion, and amortization	3,950	3,836
EBITDA	865	11,568
Adjustments for non-recurring items:
Employee stock compensation expense (1)	149	196
Federal relief proceeds - Hurricane Irma	(1,266)	(948)
Gain on sale of real estate, property and equipment and assets held for sale	(3,189)	(8,445)
Adjusted EBITDA	$(3,441)	$2,371

(1) Includes stock compensation expense for current executives, senior management and other employees.

Adjusted Loss Per Diluted Common Share
(in thousands)
	Three Months Ended December 31,
	2022	2021

Net (loss) income attributable to common stockholders	$(3,150)	$10,131
Adjustments for non-recurring items:
Employee stock compensation expense (1)	149	196
Federal relief proceeds - Hurricane Irma	(1,266)	(948)
Gain on sale of real estate, property and equipment and assets held for sale	(3,189)	(8,445)
Tax impact (2)	1,107	(2,735)
Adjusted net loss attributable to common stockholders	$(6,349)	$(1,801)

Diluted common shares	7,593	7,542

Adjusted net loss per diluted common share	$(0.84)	$(0.24)

(1) Includes stock compensation expense for current executives, senior management and other employees.
(2) Benefit in fiscal quarter ended December 31, 2021 is the result of a charitable contribution related to a sales transaction with the State of Florida.

In addition to the GAAP financial measures, Alico utilizes the EBITDA, Adjusted EBITDA, and Adjusted Net (Loss) Income per Diluted Common Share which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net (Loss) Income per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net (Loss) Income per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.